*=THE MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

               NUCLEAR METALS, INC. & ZHAGRUS ENVIRONMENTAL, INC.
             HOLDING BASIN REMEDIATION AND WASTE DISPOSAL AGREEMENT
               USG CONTRACT# DAAK10-81-C-0320, MODIFICATION P00010

         THIS AGREEMENT made and entered into as of this 8th day of May, 1997, by and between NUCLEAR METALS, INC., a Massachusetts corporation, having its general offices at 2229 Main Street, Concord, Massachusetts 01742, (hereinafter called "NMI") and ZHAGRUS ENVIRONMENTAL, INC., a Utah corporation, having its general offices at 46 West Broadway, Suite 240, Salt Lake City, Utah 84101 (hereinafter called "Zhagrus").

                                    RECITAL:

         A. NMI owns certain property and premises, as drawn in reference documents listed in Attachment "A" attached hereto and made part hereof, located at 2229 Main Street, Concord, Massachusetts 01742 (hereinafter called "The Site"). On The Site exists an area blanketed by a cover defined in said reference drawings as "The Basin" or "Holding Basin" (hereinafter called "The Basin") and certain waste materials contained in The Basin (hereinafter called "Waste Material") and as identified in Attachment "A". NMI desires that Zhagrus perform, or cause to be performed, certain work and services (hereinafter called "The Work"), as more particularly described in attached Attachment "B" including the disposal of said Waste Material at that certain waste disposal facility at Clive, Utah (hereinafter called "The Facility") owned and operated by Envirocare of Utah, Inc. (hereinafter called "Envirocare"). The Facility has been duly licensed by the State of Utah and the United States Environmental Protection Agency for receipt and disposal of the Waste Material. Envirocare is under contract of Zhagrus for the disposal of the waste material, however, the volume of Waste material disposed during The Work shall be considered as additive volume NMI's waste disposal contract with Envirocare.

         B. Attached hereto, and made a part hereof is NMI's license #SMB-179, with amendments, issued by the U.S. Nuclear Regulatory Commission (transferred to the Massachusetts Department of Health), and which permits NMI to possess and process uranium products. Said license is hereinafter called "NMI's License". Attached hereto, and made a part hereof is Envirocare's license #UT2300249, with amendments, issued by the State of Utah, and which permits Envirocare to handle and dispose of the Waste Material. Said license is hereinafter called "Envirocare's License".

         C. Zhagrus is capable of performing and/or obtaining the performance of The Work and acknowledges the toxic nature and physical characteristics of the Waste Material, as described in Attachment "A," and is willing to provide or cause to be provided all of The

Work, including disposal of the Waste Material, pursuant to all applicable governmental laws, rules and regulations (hereinafter collectively called the "Regulations") and this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, NMI hereby engages Zhagrus to perform and provide and Zhagrus does hereby agree to so perform and provide The Work as described in this Agreement and upon the terms and conditions as herein set forth, including the Defense and Federal Acquisition Regulations imposed on NMI by USG Contract DAAK10-81-C-0320, Modification P00010 as identified in Attachment "E".

         1. SCOPE OF WORK. Zhagrus shall perform or cause to be performed The Work as described in Attachment "B" and, except with NMI's written consent, without modification of deviation.

         2. COMMENCEMENT AND COMPLETION OF WORK. The first Work shall commence on or before the agreement date of this document. The first shipment of Waste Material to The Facility shall be on or before July 14, 1997 and the last shipment on or before October 31, 1997. All of The Work at The Site shall be completed on or before December 1, 1997. Extension of any of the dates specified in this paragraph may be granted with NMI's written consent.

         3.       WASTE MATERIAL.

         (a) The Waste Material with regard to which Zhagrus is to perform The Work is of the type and quantities set forth in Attachment "A". Zhagrus shall ship the Waste Material for disposal only at The Facility. If Zhagrus discovers what it believes to be a material nonconformity with respect to Attachment "A" or Envirocare's License, it will, as soon as reasonably possible after discovery, give to NMI a written notice of the characteristics, conditions and circumstances which Zhagrus believes constitutes such nonconformity. If Zhagrus is required to reasonably excavate, handle, move, load or store non-conforming waste material in order to have access to the Waste Material and properly perform The Work, Zhagrus shall then prepare and submit to NMI a proposed written change order identifying the additional work required to so handle the nonconforming waste material and price to be paid by NMI in consideration for the performance of that additional work. Said additional work shall not be undertaken until a written change order has been agreed to and signed by Zhagrus and NMI.

         (b) Zhagrus shall not mix or otherwise combine the Waste Material with any other material or products from any other party or source, load the same for shipment, or ship the same to Envirocare.

         4.       NONCONFORMING WASTE MATERIAL.

         Zhagrus shall have no obligation to ship or deliver to The Facility any waste material which does not in fact conform to and/or comply with Envirocare's License, the Regulations, and Attachment "A" of this Agreement. Waste Material which, after delivery to The Facility, is not in compliance with the standards for treated waste material as set forth in the Regulations, shall constitute nonconforming waste material and shall not be disposed at The Facility. Upon receiving notification from Envirocare of any nonconformity or noncompliance, Zhagrus shall give written notification thereof to NMI. Except as limited or precluded by action or demand of governmental regulatory authority, said notification to NMI shall be given not less than five (5) working days after receipt of notification from Envirocare. Zhagrus' contract with Envirocare shall provide that, in the event that Envirocare discovers any such nonconformity, then Envirocare, at its sole option: (1) may perform treatment of the nonconforming waste material so to permit disposal, or (2) may return nonconforming waste material to NMI. Said Agreement shall provide that Envirocare shall not exercise any of said options unless it gives not less than five (5) working days' prior notice to Zhagrus, except where limited or precluded by action or demand of governmental regulatory authority. Zhagrus shall make payment to Envirocare of Envirocare's fees and expenses for any treatment of the waste material. Any fines and penalties levied against Envirocare and generated by non-conforming waste material and all costs, expenses and/or fees for or resulting from the receipt of the waste material and the preparation for burial of the waste material, including analysis and handling of the same, shall be paid by NMI. NMI shall make payment to Zhagrus for any such fees, expenses, fines and penalties for which Zhagrus becomes liable to Envirocare with regard to said nonconforming waste material, and shall make payment of all costs, expenses and fees in transporting and preparing to transport the waste material from The Facility to The Site. If the return of the waste material to The Site is arranged for by Envirocare or Zhagrus, it shall be transported by such means of transportation as Zhagrus shall reasonably select in accordance with the Regulations.

         5.       DEVELOPMENT AND COMPLETION OF WORK PLAN.

         (a) Zhagrus shall prepare a detailed Excavation/Disposal Work Plan and obtain the approval of the plan by NMI prior to the commencement of The Work. The plan shall include a schedule for completion of The Work, proposed methods and procedures for performance of The Work, and a health and safety plan for work performed at The Site.

         (b) As soon as reasonably possible after Zhagrus determines that The Work has been completed in full and in accordance with this Agreement, it shall notify NMI in writing of the completion. Within a reasonable time but not more than 20 days after receiving notice, authorized representatives of NMI shall conduct a walk-through inspection of The Site to determine whether The Work has been completed in accordance with this Agreement. NMI may conduct additional inspections as it reasonably determines necessary to confirm completion of The Work. Any governmental entity, person or other entity to whom NMI is contractually obligated for the performance of the work may participate with NMI in making the inspections. Within a reasonable time but not more than 20 days after each inspection, NMI shall give written notice to Zhagrus of any deficiencies in The Work. Within a reasonable time but not more than 20 days after the completion of The Work and the correction of any deficiencies, NMI shall give Zhagrus written notice of acceptance of The Work.

         (c) Within 30 days after receipt of notice of acceptance of The Work, Zhagrus shall prepare and submit to NMI a Work Completion Report. The report shall include a narrative description of The Work performed, the actual work attachment, including actual commencement and completion dates, and a certification that The Work has been completed in accordance with this Agreement and any modifications agreed to by NMI.

         6.       TRANSPORTATION AND DELIVERY.

         Zhagrus shall transport and deliver the Waste Material or cause it to be transported and delivered to The Facility in accordance with the Regulations, including 49 CFR Regulations for radioactive material, unless determined by intermediate testing to be non-conforming as described herein. FOB: Concord, Massachusetts.

         7.       NMI INITIAL CLASSIFICATION OF WASTE MATERIAL.

         NMI shall supply Zhagrus with results of NMI's initial sampling, testing and classification, together with results of any testing, sampling and other classification of the Waste Material received by NMI from other persons and entities. The information provided by NMI is so provided only for information purposes and shall not be by way of substitution or in lieu of sampling and testing to be performed by Zhagrus.

         8.       ZHAGRUS PERSONNEL - TRAINING AND COMPLIANCE.

         Zhagrus shall insure that all of its personnel engaged in the performance of The Work are properly trained in the performance of their duties, the use of equipment entrusted to them in the performance of those duties, and applicable chain-of-custody procedures. Laboratories used by Zhagrus with regard to applicable testing and sampling shall have a documented Quality Assurance Program in compliance with United States Environmental Protection Agency Guidance Document QAMS-005/80 and shall perform their services regarding The Work in compliance therewith.

         9.       QUALITY CONTROL OF THE WORK.

         Zhagrus shall provide for a full-time on-site inspector during all work on The Site. On-site inspections shall be conducted on not less frequently than a semi-monthly basis during The Work on The Site to verify compliance with this Agreement and the Regulations, including all health and environmental requirements, and shall be documented in Zhagrus files. Upon written request by NMI, results of these inspections shall be provided to NMI and such other persons and entities as NMI may reasonably require. Zhagrus shall review all aspects of The Work and all daily reports to verify that the work is in compliance with this Agreement and shall promptly note and properly resolve any variances and discrepancies.

         10.       PROTECTION OF THE SITE - LIENS.

         During the time of the performance of The Work, Zhagrus shall adopt and implement appropriate policies and procedures for the protection of The Site from unauthorized entry and vandalism and injury to persons or property resulting therefrom and shall require its subcontractors engaged in any of The Work at The Site to implement and follow similar policies and procedures. Zhagrus shall maintain The Site free and clear of all liens, claims or encumbrances of any type or description arising out of the failure of Zhagrus and any of its subcontractors to make timely and proper payment for labor and materials provided at The Site.

         11.      SAFETY.

         All Zhagrus personnel working at The Site shall meet and comply with all safety standards and requirements imposed by NMI and the Regulations, as more particularly described in Attachment "D". Zhagrus shall contractually bind its subcontractors, engaged in the performance of The Work at The Site, to be in compliance with the safety standards, agreed to between Zhagrus and NMI, at The Site.

         12.      REPORTS - RECORDKEEPING.

         Zhagrus shall prepare progress reports during the performance of The Work and maintain the reports for a minimum of three years after completion of The Work. The reports shall be made available upon reasonable notice and at reasonable times for inspection by NMI and any governmental entity, person or other entity to whom NMI is contractually obligated with regard to The Work. NMI expects that the reports will be updated weekly for weekly status meetings. All of those entitled to inspect the reports shall be provided a copy of the same by Zhagrus upon request. The reports shall include a description of The Work performed, The Work planned for the next 60 days, a descriptions of any problems encountered, any actual or anticipated delays, the results of all sampling, testing and other data received or produced by Zhagrus during the course of The Work, and any work performed which Zhagrus has determined as not having been in compliance with this Agreement.

         13.      LICENSES AND PERMITS.

         Zhagrus shall obtain, or cause to be obtained, all local, state and Federal licenses and permits required from each governmental body having jurisdiction over the transportation of the Waste Material to The Facility. Zhagrus shall perform The Work and transportation in compliance therewith.

         14.      COMPLIANCE WITH LAW.

         Zhagrus shall comply with the Regulations and all applicable federal, state and local laws, ordinances and requirements, including but not limited to, the provisions of the Fair Labor Standards Act of 1938, as amended, and shall require compliance by its subcontractors with the Regulations and all federal, state and local laws, ordinances and requirements applicable to said subcontractors with regard to The Work and the Waste Material.

         15.      REPRESENTATIONS AND WARRANTIES.

         ZHAGRUS. Zhagrus acknowledges the toxic nature and physical characteristics of all of the Waste Material identified in Attachment "A", it represents and warrants that it shall perform its services in compliance with this Agreement and the Regulations.

         NMI. NMI represents and warrants that (1) it has title to The Site and the Waste Material and has authority to make this Agreement (2) it has no knowledge that the type, radioactive characteristics and quantities of Waste Material, as identified in Attachment "A", are not accurate in all material respects, (3) all Waste Material subject of The Work shall conform in every material respect to the description contained in Attachment "A".

         16.      INDEMNIFICATION.

         (a) Zhagrus shall indemnify, defend and save harmless NMI, and NMI's officers, directors, employees agents, against any and all liability whatsoever, including all costs, expenses, and/or attorney's fees, which may arise out of the breach of any representation or warranty of Zhagrus contained in paragraph 15.

         (b) NMI shall indemnify, defend and save harmless Zhagrus, and Envirocare and their officers, directors, employees, and agents, against any and all liability whatsoever, including all costs, expenses, and/or attorney's fees, which may arise out of the breach of any representation or warranty of NMI contained in paragraph 15.

         17.      PAYMENT.

         (a) In consideration of Zhagrus performing and providing The Work as herein agreed to be performed and provided by Zhagrus, NMI shall make payment to Zhagrus at the rates and prices set forth in Attachment "C," which is attached hereto and by reference made a part hereof. In addition, NMI shall reimburse Zhagrus for any and all amounts which Zhagrus is required to pay by way of reimbursement to Envirocare for fees assessed subsequent to delivery of the Waste Material to The Facility.

         (b) Zhagrus shall submit appropriate invoices to NMI and shall keep copies of said invoices for a period of at least three years as a partial record of the performance of The

Work. All invoices shall be due and payable by NMI within 30 days of the invoice date. Any payment not received at Zhagrus' place of business within 30 days of receipt of invoice at NMI shall accrue on the delinquent amount 30 days from the invoice receipt date at one and one-half percent (1.5%) per month (but not to exceed the lawful applicable rate). Said charge and interest is payable at the time of the delinquent payment. Failure to pay invoices within 90 days of receipt shall constitute a material breach of this Agreement.

         18.      TITLE TO WASTE MATERIAL.

         Upon Envirocare accepting and taking possession at The Facility of Waste Material conforming to the description in Attachment "A", Title, risk of loss, and all other incidents of ownership to the Waste Material shall thereupon be held by Envirocare. NMI shall have no right to recovery of any material contained in the Waste Material nor any credit for its potential value.

         19.      LIABILITY COVERAGE/PERFORMANCE BOND.

         Zhagrus shall maintain, at its expense, at least the following liability insurance coverage during the time that it is performing or providing for the performance of The Work under this Agreement.



                  COVERAGE                  LIMITS
                  --------                  ------
         (a)      Workman's Compensation       *
         (b)      Employer's Liability         *
         (c)      General Liability            *
                  (Bodily Injury and
                   Property Damage)
         (d)      Automotive Liability         *
                  (Bodily Injury and
                   Property Damage)


In addition to the above insurance coverage, Zhagrus shall procure and maintain a performance bond in an amount equal to 100% of the agreed to contract value of this agreement less the cost of the bond. Zhagrus shall vary the value of such bond as necessary and called for by the bonding company to equal price adjustments. NMI will reimburse Zhagrus for the cost of such bond upon contract completion at a cost not to exceed 1.5% of the contract value.

         20.      FORCE MAJEURE.

         The performance of this Agreement, except for the payment of money owing for work and services actually rendered hereunder, may be suspended by either party in the event of national defense requirements, any act of God, war, riot, fire, explosion, accident, flood, sabotage, an order directive or request of an authorized governmental agency (including the Northwest Interstate Compact Commission) that delivery, transportation, acceptance, treatment or disposal of the Waste Material be suspended or terminated, the lack of adequate fuel, power, raw materials labor, Containers or transportation facilities, any material noncompliance by the other party with the Regulations, governmental requirements, law, regulations, orders or actions, a breakage or failure of machinery or apparatus, any labor trouble, strike, lockout or injunction (provided that neither party shall be required to settle a labor dispute against it sown best judgment), or any event beyond the reasonable control of such party, which event prevents The Work, any material part thereof or the transportation, delivery, acceptance, treatment of disposal of the Waste Material.

         21.      INDEPENDENT ZHAGRUS.

         NMI and Zhagrus are each separate entities. Neither of them, nor their employees or agents, shall be deemed to be employees or agents of the other.

         22.      WAIVER.

         Any waiver by either party of the breach of any provision or condition of this Agreement shall not be construed or deemed to be a waiver of a subsequent breach of the same provision or condition, unless such waiver be expressed in writing and signed by the party to be bound.

         23.      NOTICE.

         Any notice, communication or statement required or permitted to be given hereunder shall be in writing and deemed to have been sufficiently given when delivered in person or by mail, postage prepaid or by telefax machine addressed as follows:

NMI:  Nuclear Metals, Inc.               ZHAGRUS: Zhagrus Environmental, Inc.
      2229 Main Street                            46 West Broadway, Suite 240
      Concord, Massachusetts 01742                Salt Lake City, Utah 84101
      Attention:  Mr. Michael Duquette            Attention:  Mr. Larry Shelton
      Telephone # (508) 369-5410                  Telephone # (801) 532-1330
      Telefax # (508) 371-3275                    Telefax # (801) 537-7345

or at such other address as a party shall hereafter, in writing, direct.

         24.      TERMINATION/SUSPENSION.

         Notwithstanding any language to the contrary contained herein, if either party is in default under this Agreement, the accusing party may, at its sole election, (1) waive any such default on such terms as determined; (2) suspend further performance under this Agreement; or (3) declare accused party in default of this Agreement. Either party may terminate this Agreement by notice in writing in the event that the other party either is in default of this Agreement and continues in default for a period of ten (10) days after receipt of written notice to cure said default; makes an assignment for the benefit of creditors; admits in writing an inability to pay debts as they mature; a trustee or receiver of the other or of any substantial part of the other's assets is appointed by any court; or a proceeding is instituted under any provision of the Federal Bankruptcy Code by the other or against the other, and is acquiesced in or is not dismissed within 60 days, or results in an adjudication in bankruptcy.

         25.      CONFIDENTIALITY.

         The parties shall treat as confidential property and not disclose to others during or subsequent to the term of this Agreement, except as is necessary to perform this Agreement hereunder and then only on a confidential basis satisfactory to both parties, any information, including technical information, experience or data, regarding the other party's plans, programs, plants, processes, products, disposal costs, equipment, operations, NMI's and/or the specific contractual terms contained herein which may come within the knowledge of the parties, their officers of their employees in the performance of this Agreement without in each instance securing the prior written consent of the other party. Zhagrus shall also treat as confidential and shall not disclose to others, except as required by law, governmental rules, regulations and/or orders, information relating to the composition of the Waste Material, any treatment performed and/or the quantity of Waste Material delivered to it by NMI. Zhagrus may disclose to its agents and contractors information relating to the composition, type, treatment and quantity of the Waste Material as required to perform this Agreement, without written authorization from NMI, including but not limited to its general Zhagrus, its laboratories. Nothing herein, however, shall prevent either Zhagrus or NMI from disclosing to others or using in any manner information which either party can show:

         (a) Has been published and become part of the public domain other than by acts, omissions, or fault of Zhagrus or NMI or their employees.

         (b) Has been furnished or made known to Zhagrus or NMI by third parties other than those acting directly or indirectly for, or on behalf of, Zhagrus or NMI as a matter of legal right without restriction against disclosure.

         (c) Was in the other party's possession prior to the disclosure thereof by Zhagrus or NMI to each other.

         (d) The information is supplied to a governmental agency pursuant to its request.

Nothing in this paragraph shall be deemed to affect NMI's disclosure obligations as a public company. Prior to filing a copy of this Agreement with the Securities and Exchange Commission or otherwise disclosing its terms. NMI shall notify Zhagrus of the nature to develop terms of a request for confidential treatment.

         26.      SURVIVAL.

         The representations, warranties, covenants, and agreements made herein shall survive expiration and/or termination of this Agreement.

         27.      AMENDMENT/ASSIGNMENT.

         This Agreement may be amended or assigned only by the written agreement of the parties.

         28.      BINDING.

         This Agreement shall be binding upon, and shall inure to the benefit if, the parties hereto and their respective successors and permitted assigns.

         29.      DEFAULT.

         In the event any party to this Agreement defaults in any of the covenants or agreements contained herein, the defaulting party shall pay all damages, costs and expenses, including reasonable attorney's fees incurred by the other party in enforcing its rights arising hereunder.

         30.      APPLICABLE LAW.

         This Agreement is entered into in the County of Middlesex, State of Massachusetts and shall be governed and construed in accordance with the laws of the State of Massachusetts.

         31.      HEADINGS AND PARAGRAPH NUMBERS.

         Headings and paragraph numbers have been inserted herein solely for convenience and reference and shall not be construed to affect the meanings, construction or effect of this Agreement.

         32.      COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         33.      SEVERABILITY.

         In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the Agreement shall continue in full force and effect without the said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         34.      ENTIRE AGREEMENT.

         This Agreement constitutes the full and entire understanding and agreement between the parties hereto, and supersedes any language, term, condition, or other provision of any prior written materials, including any request for proposal, and any oral communications between the parties.

         IN WITNESS WHEREOF, NMI and Zhagrus have each caused this Agreement to be executed by its duly authorized representative(s) on the day and year set forth below effective as of the date of the last signature.

NUCLEAR METALS, INC.                        ZHAGRUS ENVIRONMENTAL, INC.

By: /S/ Michael Duquette                    By: /S/ Larry Shelton
    --------------------                        -----------------
Title: Materials Manager                    Title: Chief Operating Officer
       -----------------                           -----------------------
Date signed: May 8, 1997                    Date signed: 5/19/97
             -----------                                 -------

                                 Attachment "A"

                        DESCRIPTION OF THE WASTE MATERIAL

WASTE MATERIAL FOR DISPOSAL

The Waste Material to be disposed of WITHOUT TREATMENT is described in the Radiological Evaluation Form(s) (EC-0650), the Waste Profile Record Form(s) (EC-0175), and the Physical Properties Evaluation Form(s) (EC-0500) captioned DISPOSAL ONLY/NO TREATMENT and attached hereto and by reference made a part hereof. The following NMI documents are referenced herein and are part of this agreement:

Drawings by David W. Perley, Consulting Civil Engineer:

Sheet 1 - entitled "NMI Property, Holding Basin Work Zone and Traffic Flow", September 24, 1996 Revision

Sheet 2 - entitled "Site Plan, Holding Basin Existing Conditions", September 24, 1996 Revision

Sheet 3 - entitled "Site Plan, Holding Basin Proposed Conditions", September 24, 1996 Revision

Sheet 4 - entitled "Drainage and Erosion Control Details", September 24, 1996 Revision

NMI Reference Drawing D6819, "Holding Basin Contours"

CHARACTER OF THE BASIN.

1.       Waste Material

The Basin contained, at the end of the discharge and prior to subsidence, approximately *cubic yards of Waste Material. Present estimates indicate that the volume currently is closer to *cubic yards due to the subsidence. Within this Waste Material are approximately *pounds of copper, and *pounds of depleted uranium. The chemical form of the copper is for the most part hydrated oxides or hydroxides, with some water of crystallization chemically bound and mechanically held with the oxides. the uranium is reported to be calcium diuranium. other absorbed water also exists which contains nitrates and some percentage of water soluble machine coolant and oil. Gravel and other inserts are known to exist. In addition, the original constituents of the lime (calcium and some magnesium) are also present as hydroxides.

The specific gravity of the Waste Material at the present condition is estimated to be *(* lbs/CY) which calculates to a total Waste Material weight of about *pounds. Gravel makes up the balance of the total weight which is calculated to be *pounds.

A Toxic Characteristic Leaching Procedure (TCLP) protocol was used by an EPA certified laboratory to show that the Waste Material is not a hazardous waste. The following chemical data of the Waste Material was derived from representative samples taken from the*pound sample removed in 1989 as part of a process development program.

Major Waste Material Components of Interest:



                                    % Weight On A Natural Moisture Basis
                                    ------------------------------------

                  Uranium                            6.2
                  Copper                            10.9
                  Moisture                          60.0

Components of the Waste Material as Compounds Derived from Mass Balance
Calculations:


                                   % Weight On A Natural Moisture Basis
                                   ------------------------------------

          H2O                                         60.0
          C3H18 (oil)                                  5.1
          CuCO3                                        3.3
          Cu4(OH)3SO4                                  1.2
          Cu(OH)2                                     11.2
          CaCI2                                        0.4
          CaF2                                         0.1
          CaNO3                                        1.4
          CaU2O7                                       6.7
          Ca(OH)2                                      0.9
          Mg(OH)2                                      7.6
          SiO2                                         1.5
          Fe(OH)3                                      0.8


The pH of the discharge to The Basin had been kept above 8.

The Waste Material has dried to a depth of 1 to 1 1/2 inches directly below the cover raising a concern that this layer might have the potential to become airborne during movement. Below that, the material is non-dispersible, granular and damp down to about one foot under the cover. Below this, the Waste Material is clay like and sticky in nature with a very high angle of repose. This material tends to stick to vertical walls of equipment. It will cause additional suction force for excavation equipment. It is important to note, however, that some few areas contain material which is more fluid like with a low angle of repose. Material which exhibits more fluid like consistency has been seen in the east/toward the north side of The Basin and to a lesser extent in the north west section. It is roughly estimated that the more fluid like material represents about 5 to 15% of the Waste Material. Zhagrus shall take the known condition of the Waste Material into consideration when proposing an excavation method and selecting equipment to perform this Scope of Work.

Generally the Waste Material coloration is blue-green of various intensities with strata of black to all gray in some locations. The black is believed to be water soluble machining coolant or machine oil.

Fifty one PVC casings of a fifteen inch diameter had been driven into the Waste Material in 1989 to remove 20,000 pounds of Waste Material for study. The casings were driven to the Waste Material/gravel interface and left in place with their tops cut off at The Basin top surface elevation. Foam boards of about a 0.3" x 24" x 24" in size were used to cover the top opening of the casings and the hypalon cover re-sealed in each location. The casing lengths vary from few feet to about 10.5 feet depending on location.

2.       Basin Gravel.

The Basin gravel includes that which is presently commingled with the Waste Material or which may become commingled during excavation. The PVC boring study described above, showed that this commingled zone is up to 10" in depth. it is expected that the commingled layer will be excavated with the Waste Material. The major portion of the sub-Basin gravel is the 26" depth which lies below the 10" commingled layer. This layer is virtually free of visible Waste Material but does contain sufficient quantity of uranium, copper and nitrates that shall be removed.

Other gravel which probably will be necessary to be excavated is that which might slump off during excavation along the steep side of the submerged "sand bar" toward the south of The Basin.

Still another portion of the gravel that shall be excavated is that which had been placed on top of the Waste Material along a major portion of The Basin's perimeter to create a uniform elevation to install and anchor the Hypalon cover. It is expected that the majority of this overfill can be removed as "clean" gravel. Other similar gravel had been placed on top of the Waste Material as a peninsular on the north end at one point in time.

3.       Basin Geometry, Volume and Weight.

The Basin is somewhat pear shaped measuring approximately *feet at its widest point and about *feet long. The total surface area is *square feet. To some extent, the Waste Material/gravel interface is saucer shaped with the major abnormality being the submerged sand bar near the south end. The top surface of the Basin does, to an extent, reflect the shape of the Waste Material/gravel interface with the deepest parts of The Basin having settled the greatest extent and areas, like at the sand bar, where the depth is at a minimum having settled less. NMI drawing D6819, entitled "Holding Basin Contours" shows the depth of The Basin at various locations with the deepest at *feet.

The estimated volumes in cubic yards of The Basin components are shown in the following table.



            COMPONENT                 CUBIC YARDS       WEIGHT, TONS
            ---------                 -----------       ------------
            Waste Material                *                   *
            Commingled Gravel             *                   *
            Sub-Basin Gravel              *                   *
            Submerged Sandbar             *                   *
            Edge Overfill                 *                   *
            Spot Gravel Locations         *                   *
                                      ----------         -----------
            TOTAL                         *                   *


                                 Attachment "B"

                                  SCOPE OF WORK

The Work which Zhagrus will perform of cause to be performed pursuant to this Agreement is as follows:

The project scope involves the excavation, packaging, transportation, and disposal of Waste Material. The scope of work also includes performing intermediate and final surveys of The Basin work site in accordance with NUREG 5849 and applicable US Environmental protection Agency (EPA) and Massachusetts Department of Environmental Protection (MADEP) standards. The scope of work requires the use of a temporary structure, special air handling equipment, and special excavation and material handling equipment. The work shall be performed concurrent to NMI's normal manufacturing operations and in accordance with the methods described herein, under the direction of NMI's on-site Clerk of The Works and the conditions of NMI's License. The Waste Material will be disposed, under the supervision of Zhagrus and the conditions of Envirocare's License.

The project objective is to return The Site to a condition that is considered by the appropriate regulatory avenues including the Nuclear Regulatory Commission
(NRC), the Commonwealth of Massachusetts Department of Environmental protection, the Town of Concord, Massachusetts and the United States Environmental Protection Agency to be releasable for general business use. Additionally, the work shall be done efficiently, economically and in an environmentally sound manner that will prevent the spread of contamination.

1.       Site Preparation

Site preparation for subcontractor traffic, fabrication of staging area, construction and excavation, overburden storage areas and as otherwise necessary to implement the excavation plan shall be the responsibility of Zhagrus. Zhagrus shall grade the east side of The Site and provide for erosion control as required. Any movement of earth shall be done in a manner that mitigates entrainment of particulate into the air. NMI will direct Zhagrus to either bulk bag the material, removed for site preparation, if it is clearly contaminated or to temporarily store it on the cleared area to the south of The Site, covered with plastic sheeting. NMI will test this material to determine if it contaminated and instruct Zhagrus as appropriate.

Trees and shrubs cut down either because they end up within the enclosure or because they interfere with construction or for any other reason should be left, when able, with the stumps and roots in place for embankment stabilization. The upper portions of the trees and those stumps which provide no bank stabilization are to be disposed of by Zhagrus, as noncontaminated waste and not inclusive of the contracted volume of Waste Material, after they are confirmed by NMI to be free of contamination. After clearance by NMI, Zhagrus is to remove and dispose of the remaining stumps at the end of the project.

2.       Enclosing Structure

Zhagrus will supply, erect and eventually dismantle and remove, including footings or foundations, a temporary enclosing structure covering The Basin (approx. *x*) capable of withstanding summer and winter conditions experienced in the State of Massachusetts for at least 4 years. The structure shall be a free span design over the entire * width and (1) keep rain, snow and water run-ff from entering. The Basin and (2) to contain any potential airborne Waste Material. It shall be designed to take 90 mph wind speed (including wind pressure and up-lift) and 40 spf snow load or in accordance with the Massachusetts State (MA) Building Code, whichever is more restrictive. The design of the structure shall include any dead loads that Zhagrus' excavation plan would impose on the structure. The enclosure is to completely encompass the area of The Basin, excavating equipment, materials handling area, survey/container release areas and a separated shipping staging area. The container survey/release and shipping staging areas are to be adjacent but separated by a step over berm and have a gravel surface. Both are to be located on the flat area immediately north of The Basin on The Site. Sufficient lighting within the enclosure is to be provided by Zhagrus so that work can be performed during night time hours.

All enclosure and any equipment footings or foundations are to be so located that when gravel overfill material and Waste Material are removed from The Basin edges, the structure and equipment remain stable even under maximum wind and snow loads. The inside edges of piles, footings or foundations are also to be located outside the limits of the Waste Material edge so that any trenching or boring will not encounter Waste Material during construction. An extra three (3) feet of separation allowance is to be incorporated to account for any uncertainty in the location of The Basin edge. These requirements shall be accomplished while locating the enclosure an additional ten feet from the existing wooden Tank House. Materials which might be generated from this digging are to be similarly handled to that stated about during site preparation. While maintaining the requirements of the MA Building Code, the type footing employed should be minimized to limit potential burial volume at the end of the project. The method chosen shall provide for a stable southern slope. Zhagrus is not responsible for extemporaneous costs resulting from bedrock disturbance for proper installation of stabilization footings. The fit of the enclosure at The Basin north end may necessitate that the two square corners be substantially cut back to fit the terrain, this approach is acceptable to NMI. Equipment access into the enclosure from the gravel path is to be provided. Man doors are to be of sufficient number and so located to be in keeping with the MA Building Code. The enclosure design is to include the appropriate make-up air vents. The structural and membrane design is to allow for negative air pressure which will occur due to exhausting air from the enclosure.

No portion of the enclosure or work of any nature, is to occur beyond the chain link fence that runs along the Sphagnum Bog (Cranberry Bog) side of the gravel road. Zhagrus is to provide hay bales and provisions for prevention of sail erosion along that fence line and to the north end of The Basin prior to any site work. The intent is to restrict any silting into the Bog and Cooling Water Recharge Pond (See Reference Drawing Sheet 3).

Rain water run-off from adjacent terrain/slopes, from the enclosure outer surface or snow melt shall be entirely diverted, by Zhagrus, to MNI's Cooling Water Recharge Pond located to the north of The Basin. Non of the run-off is to flow beyond the chain link fence into the Sphagnum Bog (Cranberry Bog) buffer area. The method(s) employed by Zhagrus to accomplish this shall be in accordance with reference drawings Sheets 3 and 4, at a minimum, but can incorporate other measures to ensure complete diverting of water to the Pond and prevention of siltation.

It is Zhagrus' responsibility to provide the required documentation for the building permit and to obtain that building, including electrical, permit from the Town of Concord. The required documentation may have to contain certain conditions imposed on NMI by the Concord Board of Appeals. Zhagrus is responsible for providing sufficient quantities of the plans and specifications properly stamped and wet signed by a Professional Engineer or Architect registered in Massachusetts as required by Concord's Building Inspector to properly certify that the temporary enclosing structure meets the MA Building Code. Additionally, the application for building permit shall include a separate written Preliminary Affidavit, stamped and wet signed, by that Registered Professional Engineer or Architect that the design is in compliance with the MA Building Code. In addition, weekly written and wet stamped Inspection Affidavits are to be provided to the Building Inspector by a Massachusetts registered PE or Architect, as part of this contract, to certify that construction is taking place according to the approved plans. When the enclosure is completed, the PE or Architect is to provide Concord's Building Inspector with a stamped and signed Final Affidavit that the enclosure was constructed according to the approved set of plans and specifications.

NMI will provide the required electric power at the adjacent wooden tank house. It is Zhagrus' responsibility to distribute it to within the enclosure to support all aspects of the excavation including the conveyor. A

Massachusetts licensed electrician shall be utilized by Zhagrus.

3.       Ventilation

Zhagrus will supply sufficient HEPA ventilation and air flow for at least 2 air changes per hour in the excavation work zone (the portion of the enclosure around the excavation equipment and exposed Waste Material). This ventilation and ducting shall be sized by Zhagrus so that it does not reduce the flow by more than a few hundred cfm. hour. Appropriate make-up air inlet vents for the enclosure are to be provided. Zhagrus is to consider the affect of any fuel driven engine exhaust into the enclosure as it relates to air quality for the workers given the extent the enclosure is being ventilated.

4.       Excavation

Zhagrus shall utilize an excavation method that keeps the operator and the majority of the equipment about and not in contact with the Waste Material.

Prior to any site preparation, Zhagrus is to provide NMI with a certification by a Professional Engineer (PE) registered in Massachusetts that the excavating and materials handling equipment is properly designed for safe operation. Additionally, at the end of construction and before the dry run, Zhagrus is to supply NMI with a PE Certification that the equipment was installed according to plan.

Prior to removing any portion of the Hypalon cover, Zhagrus will be required to perform a 'dry run' to demonstrate proper functioning of the equipment. This dry run shall (1) include mechanical movement of all equipment to the limits of their range and (2) loan test, using dummy weights, the excavator, materials handling equipment and any excavator supporting structure to an extent which simulates 100 percent of live and deal loading during operation. For the excavator, the dummy load is to include the dead weight of the full bucket plus additional load to simulate the adhesion force of the Waste Material estimated to be experienced during excavation. NMI will review the sufficiency of the deal loading prior to testing. NMI shall be present during all aspects of this 'dry run'.

Actions shall be taken by Zhagrus when removing the Hypalon cover sections and during excavation of the Waste Material not to disperse the dried material which resides to a depth of about 1 to 1 1/2 inches below the cover. Zhagrus is also expected to pick-up any fallen Waste Material and to wipe clean the surface in any location where the Waste Material could be tracked or become airborne.

The Site 'edge overfill' is the overburden in the cover anchor trench area (173' elevation), which had been filled, in some areas over the outer edge of the Waste Material to configure a uniform elevation and regular shape to facilitate installation of the Hypalon cover. See NMI drawing D6819. Another location for this gravel overburden is the gravel peninsular located at the north end of The Basin. Sufficient care shall be taken to not contaminate the overburden with any Waste Material. Zhagrus is responsible for performing radiological monitoring of soil samples to verify the cleanliness during excavation.

As Zhagrus encounters the PVC casings as described in attachment A, they are to lay them down on a plastic sheet located on The Site perimeter, wipe the outer surface substantially free of Waste Material and cut the casings into manageable lengths for packaging and disposal. The foam boards are to be handled in a similar fashion. Other random material or articles found in The Basin such as metal sample tubes and tree branches are to also be similarly handled, packaged, and disposed.

6.       Hypalon Cover

Zhagrus is to remove sections of the Hypalon cover as The Basin excavation progresses. No more cover material is to be removed than that which covers the Waste Material to be removed for that day. Zhagrus is to cut the sections of cover into approximately 5' x 5' pieces (about 10 lbs) during the excavation process.

7.       Packaging and Materials Handling

Zhagrus shall be responsible for procurement and management of all packages and containers for shipment of Waste Material to The Facility and warrants their compliance with the Regulations, including 49 CFR regulations for radioactive material, and all rules, laws and ordinances which may be applicable to the safety, packaging, storage or transportation of such containers. The Waste Material shall be packaged in palletized heavy wall corrugated boxes lined with 8 mil thick, water tight polyethylene bags of one cubic yard capacity; the Sub Basin gravel material may be packaged in one cubic yard capacity; the Sub-Basin gravel material may be packaged in one cubic yard bulk bags. Zhagrus shall be responsible for ensuring that there is less than five percent void space in each bag. Zhagrus is to install a conveying means to transport the Waste Material filled containers from the north end of the enclosure to a loading platform, supplied by Zhagrus, along the perimeter road approximately 90' north of the wooden tank house. it is the responsibility of Zhagrus to tag each container with its gross weight, contents and excavation location according to the grid pattern per drawing D6819.

8.       Testing, Site Survey, and Final Report

Zhagrus shall perform the necessary Intermediate Surveys, taken during excavation to identify when sufficient gravel has been removed, and Final Survey for the gravel zone. The surveys are to be conducted in accordance with the latest version of NUREG 5849, guidelines for closure of radiologically contaminated sites.

The Final Survey is to include testing the gravel for the following elements. The sensitivity of the analytical technique for each element should be capable of measuring the indicated concentrations.

Copper - 10 ppm
Uranium - 1 ppm
Total Petroleum Hydrocarbon - 10 ppm
Nitrate - 0.5 ppm
Arsenic - 5 ppm

Zhagrus' survey sample pattern shall have a technical basis. NMI will approve the pattern before sampling will take place for the Final Survey. Replicate samples are to be taken by Zhagrus following a "chain of custody" convention.

The Zhagrus is to supply a Final Report in accordance with the accepted regulatory requirement (NUREG 5849) for closure of radiologically contaminated sites.

9.       Clean-up and Demobilization

Upon completion of the excavation phase and when the NMI Clerk of Works gives authorization to proceed, Zhagrus shall dismantle the temporary enclosing structure. Decontamination of the inner surface of the structure, ducting and excavation equipment shall be assured before removal from the site. Zhagrus will use disposable plastic to cover the inside surfaces and/or framework of the structure to minimize contamination to other areas of The Site.

The excavator shall be decontaminated including all sides of the engine exterior and the bottom side.

All materials, cut trees, stumps, duct work, parts, construction rubble (i.e. concrete piers), fillings, footings or the like are to be cleaned, removed from The Site and disposal by Zhagrus. All materials are to be sufficiently cleaned to pass NMI's releasable criteria.

ADDITIONAL CONDITIONS TO THE SCOPE OF WORK

1. Zhagrus will transport and dispose of up to *cubic yards of excavated material including any debris that is generated and approved for disposal by NMI such as PVC piping, liner, basin debris or PPE.

2. Zhagrus will ensure that the waste will meet Envirocare's waste acceptance criteria with regard to moisture content. Zhagrus will ensure that the Waste Material is properly conditioned and will be responsible for any associated increase in volume. Zhagrus is not responsible for the disposal of any contaminated water.

3. Zhagrus will provide all manifesting and related analytical work, shipping containers (one yard bags or boxes), manage all shipping activities including loading at the MNI facility and associated costs including demurrage and decontamination of shipping vessels at the Envirocare of Utah, Inc. facility.

4.  Zhagrus will provide all health physics support for the project.

5. Zhagrus will not be responsible for remediation of any groundwater encountered during project.

6.  NMI will provide all utilities.

                                 Attachment "C"

                                PRICE ATTACHMENT

The following charges will apply for The Work described in Attachment "B" which meets each of the requirements of this Agreement:

Price of *Dollars ($_______) for Waste Material in the minimum volume/amount (collectively "Volume") specified in Attachment "B". The price for Waste Material delivered to Envirocare of Utah's facility in excess of the*cubic yards Volume shall be $* per cubic yard.

For payment purposes, volume or weight measurement of the Waste Material shall be made by Zhagrus as necessary prior to transport and disposal, and Zhagrus' measurements shall be conclusive. Volume calculations for milestone progress payments shall be made based on a density factor of *tons per cubic yard. The schedule for milestone payments are listed below:



1.   State-up/Mobilization      *     To be invoiced upon signed agreement of
                                      this contract

2.   Enclosure construction     *     Prior to ordering building & necessary
                                      materials for installation
                                *     Upon building arriving at site prior
                                      to installation
                                *     Upon completion of building erection and
                                      NMI written approval

3.   Excavate, Load & Transport

     To be invoiced in increments of *cubic yards Waste Material removal and delivery to rail site. Zhagrus will provide documentary evidence that rail cars have been loaded with *cubic yards.

                                *     Excavation and loading on rail cars of
                                      *cubic yards

                                *     Excavation and loading on rail cars of
                                      *cubic yards
                                *     Excavation and loading on rail cars of
                                      *cubic yards
                                *     Excavation and loading on rail cars of
                                      contaminated Waste Material; Maximum of
                                      *cubic yards

4.   Final Survey & Report      *     Upon completion of final Site survey and
                                      completion of work report

5.   Demobilization/Clean-up    *     To be invoiced upon demobilization from
                                      Site and NMI written approval

6.   Retainer Payment (~10%)    *     To be invoiced upon regulatory acceptance/
                                      certification by Local State and Federal
                                      Agencies or 60 days after completion of
                                      milestone payment #5 (Demobilization).

                                 Attachment "D"

                          HEALTH & SAFETY REQUIREMENTS

The area within fencing surrounding The Basin and the Enclosing structure is considered to be "restricted" (a radiologically access-restricted area). The requirements imposed by NMI's operating license and compliance with relevant regulations (Federal, State, and local) are applicable to Zhagrus personnel at The Site; NMI procedures which apply to restricted areas within the existing building production areas will also apply. The "work" area is defined as the area outside the structure and enclosed by fencing along the paved perimeter road (west of The Basin); the fencing on the level gravel area south of The Basin; the fencing on the side of the dirt road east of The Basin; and the fencing by the pond north of The Basin.

The following requirements pertain to the "restricted" and "work" areas:

1. NMI will provide protective clothing and lockers for Zhagrus personnel and Zhagrus' working on The Site. NMI provided uniforms shall be worn at all times on The Site.

2. Radiation monitoring devices (film badges) will be provided by NMI, and shall be properly worn at all times on The Site.

3. Safety work shoes and glasses shall be provided by Zhagrus and worn at all times in the restricted area. it is expected that contaminated clothing that cannot be cleaned be disposed of as contaminated waste in accordance with NMI policy.

4. Forty hours of HAZWOPER (OSHA 29 CFR 1910.120) training with certification is for Zhagrus personnel working at The Site. In addition, NMI will provide 16 hours of site specific training.

5. Zhagrus is to provide medical certification that all on-site personnel have had a recent thoracic examination (within 1 year, maintaining currency through contract completion), in which no contraindications regarding use of respiratory protective equipment (full - or half-face negative-pressure HEPA-filtered respirators) are identified. Zhagrus shall make their personnel available for quantitative respirator fit testing conducted by NMI. The specified physician's certification and successful completion of respirator fit test are required before Zhagrus personnel can work at/on the site. Maintenance and instructions for use of respirators will be provided and enforced by NMI>

6.       Zhagrus personnel will be required to wear personal air monitoring
         (PAM) devices for various tasks, as specified by NMI Health & Safety representative. At a minimum, it is expected that such monitoring will be required any time use of respiratory protective equipment is required, and during initial task or workplace characterization activities.

7. Zhagrus personnel shall monitor themselves with NMI supplied detectors prior to leaving the "restricted area" to ensure that no Waste Material is being tracked out of the enclosure, or off The Site. Any equipment ,materials, or personal items leaving the area shall be surveyed/inspected by NMI Health & Safety staff or technicians.

8. Zhagrus personnel will be required to conform to all aspects of NMI's Health & Safety program, including the formal Radiological Work Permit
         (RWP) procedures; all activities involving licensed material (DU) shall be covered by an RWP; describing access restrictions and controls, monitoring, oversight requirements, and related safety considerations. Prior to initiation of any task or activity involving licensed material (Waste Material), or exposure to licensed material, all Zhagrus personnel are responsible for assuring that those activities are covered by a specific and current (unexpired) RWP, or more general "Standing" RWP. Zhagrus is responsible for maintaining current communications with NMI's operating group, including NMI Health & Safety personnel; applicable RWPs will be developed by the Zhagrus in concert with NMI Personnel and are subject to review, modification and approval by NMI Health & Safety staff.

9. At the end of the work day the areas shall be left in a "packed-up" condition with all equipment and materials properly stowed.

10. Each person entering the "restricted area" shall put on a Zhagrus supplied Tyvek jumpsuit over the uniform. It is to be removed upon leaving that area.

11. Rubber shoe covers (supplied by Zhagrus), or appropriate nonporous equivalent, shall be worn and removed when leaving the restricted area.

12. At the end of each work day Zhagrus uniformed personnel are to return to their NMI supplied locker, wash and change into their street clothing. They are then to monitor themselves again using the hand & foot monitors located at the employees exit and exit that door. Entrance the following day is via that same entrance.

Urine samples from each of Zhagrus' personnel, as is also routinely required of NMI's own employees, will similarly be required before and after the job is finished plus periodically during the course of the job. This is done for the sole purpose of monitoring potential uranium intake. After completion of the work scope, Zhagrus personnel will be required to provide additional urine samples from designated personnel available (as requested by NMI Health & Safety staff) for a period of up to 2 additional weeks.

At the start of the first day on the job for each of Zhagrus' personnel, NMI's Health?Safety Department will provide the individual(s) with an orientation and site specific training which can be expected to last for 16 hours. Each new worker that the Zhagrus brings on site is required to receive this orientation and training. It is therefore desirable to minimize the use of "new" Zhagrus employees. A full time NMI person will be at the job site to assist with compliance of the above safety requirements.

Zhagrus shall take precautions to conduct all operations and activities in such a manner to keep equipment and personnel from unnecessarily coming in contact with Waste Material thereby minimizing the time required for clean-up prior to leaving the job site.

It is the responsibility of Zhagrus to remove any snow during the execution of the scope of work.

NMI reserves the right to demand that any individual on the Zhagrus crew who is not performing according to contract terms or NMI standards relating to safety and protection of the environment be removed from the job at no cost or adverse schedule effects to NMI.

NMI also reserves the right to stop Zhagrus from doing work that is in violation of NMI safety standards or adversely affecting the environment. This stop work would be at no cost or adverse schedule effects to NMI.

                                 ATTACHMENT "E"

                  U. S. GOVERNMENT CONTRACT #DAAK 10-81-C-0320,
                  MOD P00010 SUPPLEMENTAL TERMS AND CONDITIONS


AMENDMENT OF SOLICITATION/MODIFICATION OF CONTRACT      1. CONTACT ID CODE                                      PAGE OF PAGE
                                                                                                                      1      19
________________________________________________________________________________________________________________________________
4. AMENDMENT/MODIFICATION NO.         5. EFFECTIVE DATE           6. REQUIREMENT/PURCHAS REG. NO.     PROJECT NO. (If applicable)
           P00010                            03/06/97                   2p7AAQ-421A-MOD1
-----------------------------------------------------------------------------------------------------------------------------------
6. ISSUED BY                    CODE       M15gkm03        7. ADMINISTERED BY (if other than hand)     CODE      22206a
                                      ----------------                                                        ------------
    DEPARTMENT OF ARMY                                          DCMAO BOSTON
    AMS1A-AR-PC-A B,10                                          495 SUMMER STREET
    PICATTNY ARSENAL NJ 07206                                   BOSTON MA 02210-2184

    L. Ketter                   205(201) 724-4771
-----------------------------------------------------------------------------------------------------------------------------------
8. NAME AND ADDRESS OF CONTRACTOR (No., county, State and Zip Code) Vender ID: 0-0004845  DQ  8a. AMENDMENT OF SOLICITATION NO.

                NUCLEAR METALS INC.
                2229 MAIN STREET                                                            9b. DATED (SEE ITEM 11)
                CONCORD MA 01742                                                           10a. MODIFICATION OF ADMINISTRATION NO.
                                                                                          X      DAAK10-81-C-0323

                                                                                           10b. DATED (SEE ITEM 13)
-----------------------------------------------------------------------------------------------------------------------------------
CODE             78465             FACILITY CODE
-----------------------------------------------------------------------------------------------------------------------------------

/ / The above numbered solicitation is amended as set forth in Item 14. The hour and date specified for receipt of Offer: / / is extended, / / is not extended, Offers must acknowledge receipt of this amendment prior to the hour and date specified in the solicitation as amended, by one of the following
methods: (a) By completing Items 8 and 15, and returning         copies of
the amendment; (b) By acknowledging receipt of this amendment on each copy of the offer submitted; or (c) By separate letter or telegram which includes a reference to the solicitation and amenment nubmers. FAILURE OF YOUR ACKNOWLEDGMENT TO BE RECEIVED AT THE PLACE DESIGNATED FOR THE RECEIPT OF OFFERS PRIOR TO THE HOUR AND DATE SPECIFIED MAY RESULT IN REJECTION OF YOUR OFFER. If by virtue of this amendment you desire to change and offer already submitted, such change may be made by telegram or letter, provided each telegram or letter makes reference to the solicitation and this amendment, and be received prior to the opening hour and date specified.

---------------------------------------------------------------------------------------------------
13. ACCOUNTING AND APPROPRIATION DATA (if required)           Obligated Amount US     $6,525,979.00
                                           See Attached.
---------------------------------------------------------------------------------------------------
         13. THIS ITEM APPLIES ONLY TO MODIFICATIONS OR CONTRACTS/ORDERS,
              IT MODIFIES THE CONTRACT/ORDER NO. AS DESCRIBED IN ITEM 14.
---------------------------------------------------------------------------------------------------
 (X)  A. THIS CHANGE ORDER IS ISSUED PURSUANT TO: By authority: THE CHANGES SET FORTH IN ITEM 14 ARE
-----    MADE IN THE CONTRACT ORDER NO.

---------------------------------------------------------------------------------------------------
      B. THE ABOVE NUMBERED CONTRACT ORDER IS MODIFIED TO REFLECT THE ADMINISTRATIVE CHANGES (such as changes in paying officer, appropriation date, etc.) SET FORTH IN ITEM 14, PURSUANT TO
         THE AUTHORITY OF FAR 29, 100
---------------------------------------------------------------------------------------------------
  x   C. THIS SUPPLEMENTAL AGREEMENT IS ENTERED INTO PURSUANT TO AUTHORITY OF:

      ---------------------------------------------------------------------------------------------
      D. OTHER (Specify type of modification and authority)

---------------------------------------------------------------------------------------------------
E. IMPORTANT:   Contractor / / is not, /x/ is required to sign this document and return 2 copies
   to the issuing office.                                                              ---
---------------------------------------------------------------------------------------------------
14. DESCRIPTION OF AMENDMENT MODIFICATION (Organized by UCF section headings, including modifications/contracts were feasible.)
           See attached continuation sheet.

Any attempt as provided herein, all terms and conditions of this       reference      and in full
force and effect.
---------------------------------------------------------------------------------------------------
14A. NAME AND TITLE OF SIGNER (Type or print)                 14B. NAME AND TITLE OF CONTRACTING
                                                                    OFFICER (Type of
  /s/ Donald T. King, Mgr. Sales & Contracts                        Harry Santa
---------------------------------------------------------------------------------------------------
15A. CONTRACTOR/               15C. DATE SIGNED        15C. UNITED STATES OF AMERICA   15D. DATE
                                                                                            SIGNED
   /s/ Donald T. King               3/10/97               or /s/ Harry Santa              10 Mar 97
---------------------------------------------------------------------------------------------------



                                                                           Page 1A of 19

                                          DAAKIO-81-C-0323
                                         Modification P00010
                               SUPPLIES OR SERVICES AND PRICES/COSTS

ITEM                DESCRIPTION               QUANTITY    U/I       UNIT PRICE          AMOUNT
----    -----------------------------------   --------    ---     --------------     ------------

0001    This line covers the basic contract     1.00      EA      7317996.000000     7,317,996.00
        and mods up to P00009.
        PR Number: PreAud-****-0197

0009    PR Number: 2P7AA0-421A-MG01             1.00      EA      6525979.000000     6,525,979.00


CONTINUATION SHEET                  DAAK10-81-C-0323              PAGE 2 OF 19
                                  MODIFICATION P00010

The purpose of the Modification is to incorporate the attached Army Contract Adjustment Board Memorandum of Decision No. 1244, dated 13 Sep 1996 and implement same by a Supplement Agreement, the terms of which are as follows:

A. The Government shall pay the Contractor a firm fixed price of $6,525,979 for the Contractor to conduct all activities necessary for Decontamination & Decommissioning (i.e. treat, excavate, transport, bury and otherwise cleanup) of the Holding Basin at Contractor's Concord facility as specified in the five performance based milestones set forth in Paragraph D. It is the contractor's responsibility to comply with all environmental laws, regulations, and standards, and obtain all environmental permits necessary to do the remediation effort. Execution of the Modification is implementation of an ACAB Decision and does not constitute any admission of liability by either party. Cleanup of areas other than the holding basin will be charged to appropriate overhead and/or G&A pools in accordance the ACAB decision.

B. Period of Performance is as specified in Performance Milestones and paragraph H.

C. The attached firm fixed price--services clauses are included in the contract and made applicable to this modification. None of the cost type clauses contained in the basic contract apply to this modification.

D. Payments shall be made as performance based payments in accordance with FAR 52.232-32 and the performance schedule set forth below. Each of the individual milestone payments will be paid in full when the US Army TACOM-ARDEC is provided with documentation confirming full performance of each individual milestone, and has been properly invoiced.

CONTINUATION SHEET                  DAAK10-81-C-0323              PAGE 3 OF 19
                                  MODIFICATION P00010


1. SUBMITTAL OF Decontamination & Decommissioning/Response
Action Measure for the Holding Basin to Army (30 calendar days
after contract award)                                               $2,000,000.

2. Completion of enclosure construction/obtain equipment.              500,000.

3. Complete excavation and packaging of Basin Material in accordance with D&D/RAM Plan. NMI is not authorized to proceed, or to receive any payment under the provisions of this Modification until it demonstrates and provides to the Army proof that it has received regulatory approval of all of the necessary cleanup, decommissioning, and decontamination plans. The Contracting Officer may suspend payments in the event NMI does not prepare or submit to regulatory agencies, any required environmental analysis, environmental reports, or other information required for regulatory agencies to take approval action on D&D plans.

    a.  At the time 1,500 cubic yards of the basin material have been removed and delivered to the rail site. Expected to
        be on or about 15 Jul 97. NMI will provide documentary
        evidence with its invoice that a sufficient number of
        rail cars have been loaded to achieve a level of 1,500
        cubic yards.                                                 1,000,000.

    b.   At the time 1,500 cubic yards of the basin material have
         been removed and delivered to the rail site (in addition
         to the item 3.a material). Expected to be on or about 15
         Aug 97. NMI will provide documentary evidence with its
         invoice that a sufficient number of rail cars have been
         loaded to achieve a level of 1,500 cubic yards.             1,000,000.



    c. At the time 1,500 cubic yards of the basin material have been removed and delivered to the rail site (in addition to the item 3.a and 3.b material). Expected to be on or about 15 Sep 97. NMI will provide documentary evidence with its invoice that a sufficient number of rail cars have been loaded to achieve a level of 1,500 cubic yards.
                                                                     1,000,000.

    NMI is not authorized to proceed on excavation until they have received prior approval from the appropriate regulatory agencies of the Decontamination and Decommissioning and Response Action Measure Plans associated with the holding basin and provide evidence of same to the Army.

CONTINUATION SHEET                  DAAK10-81-C-0323              PAGE 4 OF 19

                                  MODIFICATION P00010


4. D&D of basin enclosure certification from regulatory
agency.                                                                250,000.

5. Provide Army with all necessary regulatory
acceptance/certification by Local, State and Federal Agencies of confirmatory post basin site survey and release of NMI and the US Army in accordance with regulatory criteria. NMI's
Preliminary Decommissioning Plan will be submitted to the Army
within 90 days after contract award.                                   775,979.

                                                          Total      6,525,979.

E. In consideration of the above, the Contractor agrees to waive, release, indemnify and hold the Government harmless from any and all claims of any kind related to existing contamination and/or waste at NMI's concord site, including, but not limited to, any type of contract, environmental claims, CERCLA claims, including claims based on being an arranger for disposal, or an operator, or any claims of active or passive negligence by the Government or its agents or employees but excluding only claims for decontamination and disposal of government-furnished equipment maintained and identified under facilities Contract No. DAAA09-90-E-0013 or any successor facilities contract. Any and all violations or fines by any authority regarding the presence, removal, or disposal of waste will be the responsibility of the contractor.

F. Monthly letter reports and copies of any correspondence between NMI, regulator or other government agencies (i.e. letters, document, reports, studies, notices of meetings/ plans, etc.) (contractor format is acceptable) are to be submitted to US Army, ARDEC, ATTN: Michael Los, AMSTA-AR-SRC, Building 172, Picatinny Arsenal, NJ 07806-5000.

G. Stop Work Order clause (52.242-15) is amended to include: "should a stop work order be issued, the contractor must make necessary safeguards at holding basin and work area to preclude environmental damage during the stoppage".

H. "Site-wide" environmental assessment plans approved by The Regulatory Agency shall be completed and provided within 16 months of execution of this modification. NMI's Preliminary Decommissioning Plan will be submitted to the Army within 90 days after contract award.

Payment will be made by DFAS Columbus Center DFAS-CO/DPRO West Division, P.O. Box 182511, Columbus, OH 43218-2225.

As a result of this modification, the contract is increased by $6,525,979.00 from $7,317,996.00 to $13,843,975.00.

All other terms and conditions remain unchanged.

CONTINUATION SHEET                  DAAK10-81-C-0323              PAGE 5 OF 19

                                  MODIFICATION P00010



                            FIRM FIXED PRICE CLAUSES
                            ------------------------

INSPECTION AND ACCEPTANCE:
--------------------------

52.246-4   INSPECTION OF SERVICES-                                     AUG 1996
           FIXED-PRICE

52.242-15 STOP-WORK ORDER. (AUG 1989)
-------------------------------------

(a) The Contracting Officer may, at any time, by written order to the Contractor, require the Contractor to stop all, or any part, of the work called for by this contract for a period of 90 days after the order is delivered to the Contractor, and for any further period to which the parties may agree. The order shall be specifically identified as a stop-work order issued under this clause. Upon receipt of the order, the Contractor shall immediately comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the work covered by the order during the period of work stoppage. Within a period of 90 days after a stop-work order is delivered to the Contractor, or within any extension of that period to which the parties shall have agreed, the Contracting Officer shall either:

(1) Cancel the stop-work order; or

(2) Terminate the work covered by the order as provided in the Default, or the Termination for Convenience of the Government, clause of this contract.

(b) If a stop-work order issued under this clause is canceled or the period of the order or any extension thereof expires, the Contractor shall resume work. The Contracting Officer shall make an equitable adjustment in the delivery schedule or contract price, or both, and the contract shall be modified, in writing, accordingly, if:

(1) The stop-work order results in an increase in the time required for, or in the Contractor's cost properly allocable to, the performance of any part of this contract; and

(2) The Contractor asserts its right to the adjustment within 30 days after the end of the period of work stoppage; provided, that, if the Contracting Officer decides the facts justify the action, the Contracting Officer may receive and act upon a proposal submitted at any time before final payment under this contract.

CONTINUATION SHEET                  DAAK10-81-C-0323              PAGE 6 OF 19
                                  MODIFICATION P00010


(c) If a stop-work order is not canceled and the work covered by the order is terminated for the convenience of the Government, the Contracting Officer shall allow reasonable costs resulting from the stop-work order in arriving at the termination settlement.

(d) If a stop-work order is not canceled and the work covered by the order is terminated for default, the Contracting Officer shall allow, by equitable adjustment or otherwise, reasonable costs resulting from the stop-work order.

CONTRACT ADMINISTRATION DATA
----------------------------

    PRON:        2P7AA0421ANG
    ACCTG CLASS: 2172034 75H5H00P210 25CZ S28017

CONTRACTOR'S REMIT-TO ADDRESS FOR PAYMENT OF INVOICES
-----------------------------------------------------

    Payment shall be made to the remit-to address shown on the invoice as authorized by the contractor.

CONTRACTORS INVOICES
--------------------

    Request for Payment: Submit Public Vouchers to the Finance Office FOUND IN Block 6 of Standard Form 30 (Amendment of Solicitation/ Modification of Contract)

ADDITIONAL INFORMATION
----------------------

    Contract Specialist:  Linda Kettler
    Organization Code:    AMSTA-AR-PC-C
    Telephone Number:     201-724-4771
    Facsimile Number:     201-724-4524 252-201-7000

CONTRACTING OFFICER'S REPRESENTATIVE. (DEC 1991)
------------------------------------------------

(a) "Definition. Contracting officer's representative" means an individual designated in accordance with subsection 201.602-2 of the Defense Federal Acquisition Regulation Supplement and authorized in writing by the contracting officer to perform specific technical or administrative functions.

    (b) If the Contracting Officer designates a contracting officer's representative (COR), the Contractor will receive a copy of the written designation. It will specify the extent of the COR's authority to act on behalf of the contracting officer. The COR is not authorized to make any commitments or changes that will affect price, quality, quantity, delivery, or any other term or condition of the contract.

CONTINUATION SHEET                  DAAK10-81-C-0323              PAGE 7 OF 19
                                  MODIFICATION P00010

252.223-7001 HAZARD WARNING LABELS. (DEC 1991)
----------------------------------------------


(a) "Hazardous material," as used in this clause, is defined in the Hazardous Material Identification and Material Safety Data clause of this contract.

(b) The Contractor shall label the item package (unit container) of any hazardous material to be delivered under this contract in accordance with the Hazard Communication Standard (29 CFR 1910.1200 "et seq"). The Standard requires that the hazard warning label conform to the requirements of the standard unless the material is otherwise subject to the labelling requirements of one of the following statutes:

(1) Federal Insecticide, Fungicide and Rodenticide Act;

(2) Federal Food, Drug and Cosmetics Act;

(3) Consumer Product Safety Act;

(4) Federal Hazardous Substances Act; or\

(5) Federal Alcohol Administration Act.

(c) The Offeror shall list which hazardous material listed in the Hazardous Material Identification and Material Safety Data clause of this contract will be labelled in accordance with one of the Acts in paragraphs (b) (1) through
(5) of this clause instead of the Hazard Communication Standard. Any hazardous material not listed will be interpreted to mean that a label is required in accordance with the Hazard Communication Standard.

----------------------------------------
Material (if none, insert "none.")   Act
----------------------------------------

----------------      ------------------
----------------      ------------------
----------------------------------------


(d) The apparently successful Offeror agrees to submit, before award, a copy of the hazard warning label for all hazardous materials not listed in paragraph (c) of this clause. The Offeror shall submit the label with the Material Safety Data Sheet being furnished under the Hazardous Material Identification and Material Safety Data clause of this contract.

(e) The Contractor shall also comply with MIL-STD-129, Marking for Shipment and Storage (including revisions adopted during the term of this contract).

CONTINUATION SHEET                  DAAK10-81-C-0323              PAGE 8 OF 19
                                  MODIFICATION P00010

REQUIRED INSURANCE (WRITTEN IN PLAIN ENGLISH)
---------------------------------------------

Under FAR 52.228-5, in Section I, you must have the kinds and minimum amounts of insurance in FAR 28.307-2.

SAFETY REQUIREMENTS FOR HAZARDOUS ITEMS (WRITTEN IN PLAIN ENGLISH)
------------------------------------------------------------------

a. The contractor shall use the safety data provided in the Hazardous Component Safety Data Sheets (HCSDS) to insure the safe handling of the energetic material. The HCSDS are in Section J of the contract.

b. The contractor shall comply with Paragraph F, Chapter 1 of DOD 4146.26M, DOD Contractor's Safety Manual for Ammunition and Explosives. This requires the contractor to submit all site and construction plans through the local Defense Contract Management District Safety Office to the Contracting Officer for approval. The contractor must also submit changes for approval. Contractors will assure that their subcontractors follow the same procedures.

c. Whenever the contractor uses a government facility, he shall comply with the local safety requirements of that facility.

d. The contractor must obtain written approval from the Contracting Officer before the award of a subcontract involving explosives, propellants or pyrotechnic materials. When the contractor requests the Contracting Officer's approval, the Contracting Officer will arrange a Defense Logistics Agency preaward safety survey for each subcontractor.

e. The contractor is responsible for decontaminating all facilities/equipment at the end of the contract unless they intend to continue using the facilities/equipment for similar purposes. You must include these costs original contract. The contractor must provide the Contracting Officer with a certification that you decontaminated all contaminated facilities/equipment.

f. The contractor is responsible for properly disposing of hazardous materials during this contract. If disposal is done on the subcontractor's site, the contractor must note this in his site plan per paragraph b. The Contracting Officer must approve a subcontractor prior to him performing disposal per paragraph d.

g. The contractor will provide reports of accidents/incidents as required by Data Item DI-H- 1329A. The government reserves the right to investigate any accident/incident under Chapter 2, Paragraphs F and G of DOD 4145.26M, DOD Contractor's Safety Manual for Ammunition and Explosives.

CONTINUATION SHEET                  DAAK10-81-C-0323              PAGE 9 OF 19
                                  MODIFICATION P00010

GOVERNMENT CONTRACTOR RELATIONSHIPS (WRITTEN IN PLAIN ENGLISH)
--------------------------------------------------------------

The Government and the Contractor agree that:

    a. The Contractor will not perform or be paid for any personal services.

    b. The Contractor or its employees will notify the Contracting Officer of any suspected personal services prior to performance.

    c. No employer-employee relationships will exist between the Government and the Contractor or its employees.

    (1) A military or civilian Government employee will not appoint, employ, supervise, direct or evaluate contractor personnel.

    (2) Contractor personnel will not:

        (a) make Government policy;

        (b) command, supervise, direct, or evaluate Government military or civilian personnel or other contractor personnel; or

        (c) be part of a Government organization.

     d. The Contractor and/or its employees will not exercise personal judgment or discretion on behalf of the Government.

     e. Contractor employees will act and exercise personal judgment or discretion only on behalf of the Contractor.

     f. The Contractor and its employees entering Picatinny Arsenal will follow the installation's rules, regulations, directions and other requirements for good order, security and administration.

MATERIAL INSPECTION AND RECEIVING REPORT (WRITTEN IN PLAIN ENGLISH)
-------------------------------------------------------------------

Distribute DD Form 250 to the following:

1 each -                          ARDEC, ATTN: Michael Los, AMSTA-AR-SRC
                                      Building 172
1 each - Contract Admin Office    Block 6 of SF30
1 each - Contract Office          Block 5 of SF30
4 each - Payment Office           As shown in on Page 4 of this modification.

CONTINUATION SHEET                  DAAK10-81-C-0323             PAGE 10 OF 19
                                  MODIFICATION P00010

MATERIAL SAFETY DATA SHEETS (MSDS) (WRITTEN IN PLAIN ENGLISH)
-------------------------------------------------------------

1. The contractor shall send the Material Safety Data Sheets (MSDS) prior to award to the Contracting Officer and a copy with the first delivery of supplies to Commander, U.S. Army ARDEC, ATTN: SMCAR-SE, Picatinny Arsenal, NJ 07806-5000, required by FAR 52.223-3, Hazardous Material Identification and Material Safety Data, FAR 52.223-3.

2. We will not accept a delivery of any hazardous chemical/material when:

    a. the applicable MSDS is not delivered with the first delivery of the supplies; and/or

    b. the container label on the supplies is inadequate, unreadable, missing, or does not agree with the accompanying MSDS.


52.252-2 CLAUSES INCORPORATED BY REFERENCE. (JUN 1988)
------------------------------------------------------

This contract incorporates one or more clauses by reference, with the same force and effect as if they were given in full text. Upon request, the Contracting Officer will make their full text available.

52.202-1    DEFINITIONS                                       OCT 1995

52.203-3    GRATUITIES                                        APR 1984

52.203-5    COVENANT AGAINST CONTINGENT FEES                  APR 1984

52.203-6    RESTRICTIONS ON SUBCONTRACTOR SALES               JUL 1995
            TO THE GOVERNMENT

52.203-7    ANTI-KICKBACK PROCEDURES                          JUL 1995

52.203-8   CANCELLATION, RESCISSION, AND                      JAN 1997
           RECOVERY OF FUNDS FOR ILLEGAL OR
           IMPROPER ACTIVITY

52.203-10  PRICE OR FEE ADJUSTMENT FOR ILLEGAL                JAN 1997
           OR IMPROPER ACTIVITY

52.204-4   PRINTING/COPYING DOUBLE-SIDED ON                   JUN 1996
           RECYCLED PAPER

CONTINUATION SHEET                  DAAK10-81-C-0323             PAGE 11 OF 19
                                  MODIFICATION P00010


52.209-6   PROTECTING THE GOVERNMENT'S                        JUL 1995
           INTEREST WHEN SUBCONTRACTING WITH
           CONTRACTORS DEBARRED, SUSPENDED, OR
           PROPOSED FOR DEBARMENT

52.211-15  DEFENSE PRIORITY AND ALLOCATION                    SEP 1990
           REQUIREMENTS

52.215-2   AUDIT AND RECORDS--NEGOTIATION                     AUG 1996

52.215-23  PRICE REDUCTION FOR DEFECTIVE COST                 OCT 1995
           OR PRICING DATA--MODIFICATIONS

52.215-25  SUBCONTRACTOR COST OR PRICING DATA                 OCT 1995
           -MODIFICATIONS

52.215-27  TERMINATION OF DEFINED BENEFIT                     MAR 1996
           PENSION PLANS

52.215-31  WAIVER OF FACILITIES CAPITAL COST                  SEP 1987
           OF MONEY

52.215-33  ORDER OF PRECEDENCE                                JAN 1986

52.215-39  REVERSION OR ADJUSTMENT OF PLANS                   MAR 1996
           FOR POST-RETIREMENT BENEFITS OTHER
           THAN PENSIONS (PRB)

52.215-40  NOTIFICATION OF OWNERSHIP CHANGES                  FEB 1995

52.219-8   UTILIZATION OF SMALL, SMALL                        OCT 1995
           DISADVANTAGED AND WOMEN-OWNED SMALL
           BUSINESS CONCERNS

52.222-3   CONVICT LABOR                                      AUG 1996

52.222-4   CONTRACT WORK HOURS AND SAFETY                     JUL 1995
           STANDARDS ACT--OVERTIME
           COMPENSATION

52.222-26  EQUAL OPPORTUNITY                                  APR 1984

CONTINUATION SHEET                  DAAK10-81-C-0323             PAGE 12 OF 19
                                  MODIFICATION P00010


52.222-28  EQUAL OPPORTUNITY PREAWARD                         APR 1984
           CLEARANCE OF SUBCONTRACTS

52.222-35  AFFIRMATIVE ACTION FOR SPECIAL                     APR 1984
           DISABLED AND VIETNAM ERA VETERANS

52.222-36  AFFIRMATIVE ACTION FOR HANDICAPPED                 APR 1984
           WORKERS

52.222-37  EMPLOYMENT REPORTS ON SPECIAL                      JAN 1988
           DISABLED VETERANS AND VETERANS OF
           THE VIETNAM ERA

52.222-41  SERVICE CONTRACT ACT OF 1965, AS                   MAY 1989
           AMENDED

52.222-44  FAIR LABOR STANDARDS ACT AND                       MAY 1989
           SERVICE CONTRACT ACT--PRICE
           ADJUSTMENT

52.223-2   CLEAN AIR AND WATER                                APR 1984

52.223-6   DRUG-FREE WORKPLACE                                JAN 1997

52.223-14  TOXIC CHEMICAL RELEASE REPORTING                   OCT 1996

52.225-11  RESTRICTIONS ON CERTAIN FOREIGN                    OCT 1996
           PURCHASES

52.227-1   AUTHORIZATION AND CONSENT                          JUL 1995

52.227-2   NOTICE AND ASSISTANCE REGARDING                    AUG 1996
           PATENT AND COPYRIGHT INFRINGEMENT

52.229-4   FEDERAL, STATE, AND LOCAL TAXES                    JAN 1991
           (NONCOMPETITIVE CONTRACT)

52.229-5   TAXES--CONTRACTS PERFORMED IN U.S.                 APR 1984
           POSSESSIONS OR PUERTO RICO

52.230-2   COST ACCOUNTING STANDARDS                          APR 1996

CONTINUATION SHEET                  DAAK10-81-C-0323             PAGE 13 OF 19
                                  MODIFICATION P00010

52.230-3   DISCLOSURE AND CONSISTENCY OF COST                  APR 1996
           ACCOUNTING PRACTICES

52.232-32  PERFORMANCE-BASED PAYMENTS                          OCT 1995

52.232-8   DISCOUNTS FOR PROMPT PAYMENT                        APR 1989

52.232-9   LIMITATION ON WITHHOLDING OF                        APR 1984
           PAYMENTS

52.232-11  EXTRAS                                              APR 1984

52.232-17  INTEREST                                            JUN 1996

52.232-23  ASSIGNMENT OF CLAIMS                                JAN 1986
           --ALTERNATE I (APR 1984)

52.232-25  PROMPT PAYMENT                                      MAR 1994

52.233-1   DISPUTES                                            OCT 1995

52.233-3   PROTEST AFTER AWARD                                 AUG 1996

52.242-13  BANKRUPTCY                                          JUL 1995

52.243-1   CHANGES--FIXED-PRICE                                AUG 1987
           --ALTERNATE I (APR 1984)

52.244-1   SUBCONTRACTS (FIXED-PRICE                           FEB 1995
           CONTRACTS)

52.244-5   COMPETITION IN SUBCONTRACTING                       DEC 1996

52.246-25  LIMITATION OF LIABILITY--SERVICES                   FEB 1997

52.249-2   TERMINATION FOR CONVENIENCE OF THE                  SEP 1996
           GOVERNMENT (FIXED-PRICE)

52.249-8   DEFAULT (FIXED-PRICE SUPPLY AND                     APR 1984
           SERVICE)

52.253-1   COMPUTER GENERATED FORMS                            JAN 1991

CONTINUATION SHEET                  DAAK10-81-C-0323             PAGE 14 OF 19
                                  MODIFICATION P00010

252.203-7000   STATUTORY PROHIBITIONS ON                      NOV 1995
               COMPENSATION TO FORMER DEPARTMENT
               OF DEFENSE EMPLOYEES

252.203-7001   SPECIAL PROHIBITION ON EMPLOYMENT              NOV 1995

252.204-7003   CONTROL OF GOVERNMENT PERSONNEL                APR 1992
               WORK PRODUCT

252.225-7001   BUY AMERICAN ACT AND BALANCE OF                JAN 1994
               PAYMENTS PROGRAM

252.225-7002   QUALIFYING COUNTRY SOURCES AS                  DEC 1991
               SUBCONTRACTORS

252.231-7000   SUPPLEMENTAL COST PRINCIPLES                   DEC 1991

252.242-7000   POSTAWARD CONFERENCE                           DEC 1991

52.215-42 REQUIREMENTS FOR COST OR PRICING DATA OR INFORMATION OTHER THAN
-------------------------------------------------------------------------
COST OR PRICING DATA--MODIFICATIONS. (JAN 1997)
-----------------------------------------------

(a) Exceptions from cost or pricing data.

(1) In lieu of submitting cost or pricing data for modifications under this contract, for price adjustments expected to exceed the threshold set forth at FAR 15.804-2(a)(1) on the date of the agreement on price or the date of the award, whichever is later, the Contractor may submit a written request for exception by submitting the information described in the following subparagraphs. The Contracting Officer may require additional supporting information, but only to the extent necessary to determine whether an exception should be granted, and whether the price is fair and reasonable--

(i) Identification of the law or regulation establishing the price offered. If the price is controlled under law by periodic rulings, reviews, or similar actions of a governmental body, attach a copy of the controlling document, unless it was previously submitted to the contracting office.

(ii) Information on modifications of contracts or subcontracts for commercial items.

CONTINUATION SHEET                  DAAK10-81-C-0323             PAGE 15 OF 19
                                  MODIFICATION P00010

(A) If (1) The original contract or subcontract was granted an exception from cost or pricing data requirements because the price agreed upon was based on adequate price competition, or prices set by law or regulation, or was a contract or subcontract for the acquisition of a commercial item, and (2) the modification (to the contract or subcontract) is not exempted based on one of these exceptions, then the Contractor may provide information to establish that the modification would not change the contract or subcontract from a contract or subcontract for the acquisition of a commercial item to a contract or subcontract for the acquisition of an item other than a commercial item.

(B) For a commercial item exception, the Contractor shall provide, at a minimum, information on prices at which the same item or similar items have previously been sold that is adequate for evaluating the reasonableness of the price of the modification. Such information may include:

(1) For catalog items, a copy of or identification of the catalog and its date, or the appropriate pages for the offered items, or a statement that the catalog is on file in the buying office to which the proposal is being submitted. Provide a copy or describe current discount policies and price lists (published or unpublished), e.g., wholesale, original equipment manufacturer, or reseller. Also explain the basis of each offered price and its relationship to the established catalog price, including how the proposed price relates to the price of recent sales in quantities similar to the proposed quantities.

(2) For market-price items, the source and date or period of the market quotation or other basis for market price, the base amount, and the applicable discounts. In addition, describe the nature of the market.

(3) For items included on an active Supply Service Multiple Award Schedule contract, proof that an exception has been granted for the schedule.

(2) The Contractor grants the Contracting Officer or an authorized representative the right to examine, at any time before award, books, records, documents, or other directly pertinent records to verify any request for an exception under this clause, and the reasonableness of price. Access does not extend to cost or profit information or other data relevant solely to the Contractor's determination of the prices to be offered in the catalog or marketplace.

(b) Requirements for cost or pricing data. If the Contractor is not granted an exception from the requirement to submit cost pricing data, the following applies:

(1) The Contractor shall submit cost or pricing data on standard Form (SF) 1411 Contract Pricing Proposal Cover Sheet (Cost or Pricing Data Required), with supporting attachments prepared in accordance with Table 15-2 of FAR 15.804-6(b)(2).

CONTINUATION SHEET                  DAAK10-81-C-0323             PAGE 16 OF 19
                                  MODIFICATION P00010

(2) As soon as practical after agreement on price, but before award (except for unpriced actions), the Contractor shall submit a Certificate of Current Cost or Pricing Data, as prescribed by FAR 15.804-4.

I.3 52.223-3 HAZARDOUS MATERIAL IDENTIFICATION AND MATERIAL SAFETY DATA.
    --------------------------------------------------------------------
(JAN 1997)
----------

(a) "Hazardous material," as used in this clause, includes any material defined as hazardous under the latest version of Federal Standard No. 313 (including revisions adopted during the term of the contract).

(b) The offeror must list any hazardous material, as defined in paragraph (a) of this clause, to be delivered under this contract. The hazardous material shall be properly identified and include any applicable identification number, such as National Stock Number or Special Item Number. This information shall also be included on the Material Safety Data Sheet submitted under this contract.

Material (if none, insert "None")
________________________________________________________________
________________________________________________________________
________________________________________________________________

Identification No.
________________________________________________________________
________________________________________________________________
________________________________________________________________

(c) This list must be updated during the performance of the contract whenever the Contractor determines that any other material to be delivered under this contract is hazardous.

(d) The apparently successful offeror agrees to submit, for each item as required prior to award, a Material Safety Data Sheet, meeting the requirements of 29 CFR 1910.1200(g) and the latest version of Federal Standard No. 313, for all hazardous material identified in paragraph (b) of this clause. Data shall be submitted in accordance with Federal Standard No. 313, whether or not the apparently successful offeror is the actual manufacturer of these items. Failure to submit the Material Safety Data Sheet prior to award may result in the apparently successful offeror being considered non responsible and ineligible for award.

CONTINUATION SHEET                  DAAK10-81-C-0323             PAGE 17 OF 19
                                  MODIFICATION P00010

(e) If, after award, there is a change in the composition of the item(s) or a revision to Federal Standard No. 313, which renders incomplete or inaccurate the data submitted under paragraph (d) of this clause, the Contractor shall promptly notify the Contracting Officer and resubmit the data.

(f) Neither the requirements of this clause nor any act or failure to act by the Government shall relieve the Contractor of any responsibility or liability for the safety of Government, Contractor, or subcontractor personnel or property.

(g) Nothing contained in this clause shall relieve the Contractor from complying with applicable Federal, State, or local laws, codes, ordinances, and regulations (including the obtaining of licenses and permits) in connection with hazardous material.

(h) The Government's rights in data furnished under this contract with respect to hazardous material are as follows: (1) To use, duplicate and disclose any data to which this clause is applicable. The purposes of this right are to:

(i) Apprise personnel of the hazards to which they may be exposed in using, handling, packaging, transporting, or disposing of hazardous materials;

(ii) Obtain medical treatment for those affected by the material; and

(iii) Have others use, duplicate, and disclose the data for the Government for these purposes.

(2) To use, duplicate, and disclose data furnished under this clause, in accordance with subparagraph (h)(1) of this clause, in precedence over any other clause of this contract providing for rights in data.

(3) The Government is not precluded from using similar or identical data acquired from other sources.

52.223-7 NOTICE OF RADIOACTIVE MATERIALS. (JAN 1997)
----------------------------------------------------

(a) The Contractor shall notify the Contracting Officer or designee, in writing, [ ]* days prior to the delivery of, or prior to completion of any servicing required by this contract of, Items containing either

(1) radioactive material requiring specific licensing under the regulations issued pursuant to the Atomic Energy Act of 1954, as amended, as set forth in title 10 of the Code of Federal Regulations, in effect on the date of this contract; or

CONTINUATION SHEET                  DAAK10-81-C-0323             PAGE 18 OF 19
                                  MODIFICATION P00010

(2) other radioactive material not requiring specific licensing in which the specific activity is greater than 0.002 microcuries per gram or the activity per item equals or exceeds 0.01 microcuries. Such notice shall specify the part or parts of the items which contain radioactive materials, a description of the materials, the name and activity of the isotope, the manufacturer of the materials, and any other information known to the Contractor which will put users of the items on notice as to the hazards involved (OMB No. 9000-0107).

* The contracting Officer shall insert the number of days required in advance of delivery of the item or completion of the servicing to assure that required licenses are obtained and appropriate personnel are notified to institute any necessary safety and health precautions. See FAR 23.601(d).

(b) If there has been no change affecting the quantity of activity, or the characteristics and composition of the radioactive material from deliveries under this contract or prior contracts, the Contractor may request that the Contracting Officer or designee waive the notice of requirement in paragraph (a) of this clause. Any such request shall:

(1) Be submitted in writing;

(2) State that the quantity of activity, characteristics, and composition of the radioactive material have not changed; and

(3) Cite the contract number on which the prior notification was submitted and the contracting office to which it was submitted.

(c) All items, parts or subassemblies which contain radioactive materials in which the specific activity is greater than 0.002 microcuries per gram or activity per item equals or exceeds 0.01 microcuries, and all containers in which such items, parts or subassemblies are delivered to the Government shall be clearly marked and labeled as required by the latest version of MIL-STD 129 in effect on the date of the contract.

(d) This clause, including this paragraph (d), shall be inserted in all subcontracts for radioactive materials meeting the criteria in paragraph (a) of this clause.

CONTINUATION SHEET                  DAAK10-81-C-0323             PAGE 19 OF 19
                                  MODIFICATION P00010

52.244-6 SUBCONTRACTS FOR COMMERCIAL ITEMS AND COMMERCIAL COMPONENTS.
---------------------------------------------------------------------
(OCT 1995)
----------


(a) Definition.

Commercial item, as used in this clause, has the meaning contained in the clause at 52.202-1, Definitions.

Subcontract, as used in this clause, includes a transfer of commercial items between divisions, subsidiaries, or affiliates of the Contractor or subcontractor at any tier.

(b) To the maximum extent practicable, the Contractor shall incorporate, and require its subcontractors at all tiers to incorporate, commercial items or non developmental items as components of items to be supplied under this contract.

(c) Notwithstanding any other clause of this contract, the Contractor is not required to include any FAR provision or clause, other than those listed below to the extent they are applicable and as may be required to establish the reasonableness of prices under Part 15, in a subcontract at any tier for commercial items or commercial components:

(1) 52.222-26, Equal Opportunity (E.O. 11246);

(2) 52.222-35, Affirmative Action for Special Disabled and Vietnam Era Veterans (38 U.S.C. 4212(a));

(3) 52.222-36, Affirmative Action for Handicapped Workers (29 U.S.C. 793);
and

(4) 52.247-64, Preference for Privately Owned U.S.-Flagged Commercial Vessels (46 U.S.C. 1241) (flow down not required for subcontracts awarded beginning May 1, 1996).

(d) The Contractor shall include the terms of this clause, including this paragraph (d), in subcontracts awarded under this contract.

                       U.S. NUCLEAR REGULATORY COMMISSION

                         MATERIALS LICENSE                     AMENDMENT NO. 11

Pursuant to the Atomic Energy Act of 1954, as amended, the Energy Reorganization Act of 1974 (Public Law 93-438), and Tile 10, Code of Federal Regulations, Chapter 1, Parts 30, 31, 32, 33, 34, 35, 36, 39, 40 and 70, and in reliance on statements and representations heretofore made by the licensee, a license is hereby issued authorizing the licensee to receive, acquire, possess, and transfer byproduct, source, and special nuclear material designated below, to use such material for the purpose(s) and at the place(s) designated below , to deliver or transfer such material to persons authorized to receive it in accordance with the regulations of the applicable Part(s). This license shall be deemed to contain the conditions specified in Section 183 of the Atomic Energy Act of 1954, as amended, and is subject to all applicable rules, regulations, and orders of the Nuclear Regulatory Commission now or hereafter in effect and to any conditions specified below.


             Licensee                       In accordance with the application
                                            dated April 25, 1989,

1.       Nuclear Metals, Inc.               3. License Number  SMB-179 is amended in
                                               its entirety to read as follows:

2.       2229 Main Street

         Concord, Massachusetts 01742       4. Expiration Date  March 31, 2002

                                            5. Docket or Reference No.   040-00672



6. Byproduct, Source, and/or        7. Chemical and/or Physical        8. Maximum Amount that Licensee
   Special Nuclear Material            Form                               May Possess at Any One Time
                                                                          Under This License

A. Uranium                          A. Depleted uranium, any           A. 5,000,000 kilograms
                                       form except hexafluoride

B. Uranium                          B. Natural uranium, any            B. 100,000 kilograms
                                       form except
                                       hexafluoride

C. Thorium                          C. Natural thorium metal,          C. 25,000 kilograms
                                       alloy, or oxide

D. Uranium                          D. Depleted uranium metal          D. 100 kilograms

E. Americium 241                    E. Analytical Samples              E. 12 nanocuries

F. Curium 242                       F. Analytical Samples              F. 12 nanocuries

G. Curium 244                       G. Analytical Samples              G. 12 nanocuries

H. Plutonium 239                    H. Analytical Samples              H. 12 nanocuries


9. Authorized use

A. Manufacture or research and development of metallic products in forms such as derbies, castings, extrusions, machined or formed parts; metal powders, consolidated powder compacts or uranium salts. Distribution of these products to persons authorized to receive licensed material pursuant to the terms and conditions of a specific license issued by the U.S. Nuclear Regulatory Commission or any Agreement State or by the general license contained in 10 CFR 40.22 or equivalent regulations of any Agreement State. Distribution of counterweights containing source material pursuant to 10 CFR 40.13(c)(5).

B. through D.     Manufacture or research and development of
                  metallic products in forms such as derbies, castings, extrusions, machined or formed parts; metal powders, consolidated powder compacts or uranium salts. Distribution of these products to persons authorized to receive licensed material pursuant to the terms and conditions of a specific license issued by the U.S. Nuclear Regulatory Commission or any Agreement State or by the general license contained in 10
                  CFR 40.22 or equivalent regulations of any Agreement State.

E. through H.     Analysis of samples and calibration of analytical instruments.

                       U.S. NUCLEAR REGULATORY COMMISSION

                                MATERIALS LICENSE

                               SUPPLEMENTARY SHEET

                                   CONDITIONS

10.      A.       Licensed  material  may be used only at the  licensee's
                  facilities  located at 2229 Main Street, Concord,
                  Massachusetts.

         B. Licensed material authorized in Subitem 6.D. may be used at the licensee's facilities located at 2229 Main Street, Concord, Massachusetts, and at temporary job sites of the licensee anywhere in the United States where the U.S. Nuclear Regulatory Commission maintains jurisdiction for regulating the use of licensed material.

11. A. Licensed material shall be used by or under the supervision of individuals who have completed the training described in application dated September 6, 1996, and have been designated in writing by the Radiation Safety Officer.

         B.       The Radiation Safety Officer for this license is Frank J.
                  Vumbaco.

12.      Licensed material shall not be used in or on human beings.

13. This license does not authorize the commercial distribution of generally licensed material pursuant to 10 CFR 40.25.

14. The licensee shall not acquire licensed material in a sealed source or device unless the source or device has been registered with the U.S. Nuclear Regulatory Commission pursuant to 10 CFR 32.210 or equivalent regulations of an Agreement State.

15. The licensee is authorized to transport licensed material in accordance with the provisions of 10 CFR Part 71, "Packaging and Transportation of Radioactive Material."

16. Except as specifically provided otherwise in this license, the licensee shall conduct its program in accordance with the statements, representations, and procedures contained in the documents, including any enclosures, listed below. The Nuclear Regulatory Commission's regulations shall govern unless the statements, representations, and procedures in the licensee's application and correspondence are more restrictive than the regulations.

         A.       Application dated September 6, 1996
         B.       Letter dated January 17, 1997

                    Subject:  "Miscellaneous Information Regarding Site/Facility
                               Potential Inventories"

                               For the U.S. Nuclear Regulatory Commission

Date:                          By:
      ----------------------       --------------------------------------------
                                   Division of Nuclear Materials Safety
                                   Region I
                                   King of Prussia, Pennsylvania 19406

                       U.S. NUCLEAR REGULATORY COMMISSION

                                MATERIALS LICENSE             AMENDMENT NO. 03

Pursuant to the Atomic Energy Act of 1954, as amended, the Energy Reorganization Act of 1974 (Public Law 93-438), and Tile 10, Code of Federal Regulations, Chapter 1, Parts 30, 31, 32, 33, 34, 35, 36, 39, 40 and 70, and in reliance on statements and representations heretofore made by the licensee, a license is hereby issued authorizing the licensee to receive, acquire, possess, and transfer byproduct, source, and special nuclear material designated below, to use such material for the purpose(s) and at the place(s) designated below , to deliver or transfer such material to persons authorized to receive it in accordance with the regulations of the applicable Part(s). This license shall be deemed to contain the conditions specified in Section 183 of the Atomic Energy Act of 1954, as amended, and is subject to all applicable rules, regulations, and orders of the Nuclear Regulatory Commission now or hereafter in effect and to any conditions specified below.


         Licensee                          In accordance with the application
                                                dated February 26, 1990,

1.       Nuclear Metals, Inc.              3. License Number  SUB-1452 is amended in
                                              its entirety to read as follows:

2.       2229 Main Street
         Concord, Massachusetts 01742      4. Expiration Date  March 31, 2002

                                           5. Docket or Reference No. 040-08866


6. Byproduct, Source, and/or        7. Chemical and/or Physical        8. Maximum Amount that Licensee
   Special Nuclear Material            Form                               May Possess at Any One Time
                                                                          Under This License

A. Uranium                          A. Depleted uranium, as            A. 1,000 kilograms
                                       contamination in sand

B. Uranium                          B. Depleted uranium, as            B. 99,000 kilograms
                                       contamination on
                                       metallic components,
                                       packaging materials,
                                       equipment or as waste
                                       solids

C. Thorium                          C. Natural thorium, as             C. 10,000 kilograms
                                       contamination on
                                       metallic components,
                                       packaging materials,
                                       equipment or as waste
                                       metals

9. Authorized use

A. through C.     For receipt and possession  incident to waste processing,
                  decontamination,  and/or  repackaging;
                  and for transfer to an authorized recipient.

                                   CONDITIONS

10. Licensed material may be used only at the licensee's facilities located at 2229 Main Street, Concord, Massachusetts.

11.      A.  Licensed material shall be used by or under the supervision of individuals who have completed the training described in application dated September 6, 1996, and have been designated in writing by the Radiation Safety Officer.

         B.  the Radiation Safety Officer for this license is Frank J. Vumbaco.

12. Licensed material shall not be used in or on human beings.

13. This license does not authorize the commercial distribution of licensed material.

                                MATERIALS LICENSE

                               SUPPLEMENTARY SHEET

14. The licensee is authorized to transport licensed material in accordance with the provisions of 10 CFR Part 71, "Packaging and Transportation of Radioactive Material."

15. Except as specifically provided otherwise in this license, the license shall conduct its program in accordance with the statements, representations, and procedures contained in the documents, including any enclosures, listed below. The Nuclear Regulatory Commission's regulations shall govern unless the statements, representations, and procedures in the licensee's application and correspondence are more restrictive than the regulations.

         A.       Application dated September 6, 1996
         B.       Letter dated January 17, 1997
                    Subject: "Miscellaneous Information Regarding Site/Facility
                             Potential Inventories"













                                   For the U.S. Nuclear Regulatory Commission

Date:                              By:
      --------------------------        ---------------------------------------
                                        Division of Nuclear Materials Safety
                                        Region I
                                        King of Prussia, Pennsylvania 19406

ACORD.   CERTIFICATE OF INSURANCE

Producer                            THIS CERTIFICATE IS ISSUED AS A MATTER OF
   SHERKAT INSURANCE, INC.          INFORMATION ONLY AND CONFERS NO RIGHTS
   7001 SOUTH 900 EAST, SUITE 230   UPON THE CERTIFICATE HOLDER.  THIS
   MIDVALE, UT  84047               CERTIFICATE DOES NOT AMEND, EXTEND OR
                                    ALTER THE COVERAGE AFFORDED BY THE
                                    POLICIES BELOW.

                                        COMPANIES AFFORDING COVERAGE

                                    COMPANY

                                    LETTER    A    American International Group
                                                   Commerce and Industry

                                    COMPANY
                                    LETTER    B

ENVIROCARE OF UTAH                  COMPANY
and ZHAGRUS ENVIRONMENTAL           LETTER    C

46 WEST BROADWAY, SUITE 240
SALT LAKE CITY UT  84101            COMPANY
                                    LETTER    D

                                    COMPANY
                                    LETTER    E

COVERAGES

THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.



                                                POLICY       POLICY
OO       TYPE OF INSURANCE     POLICY NUMBER    EFFECTIVE    EXPIRA
LTR                                             DATE         -TION       LIMITS
                                                (MM/DD/YY)   DATE
-----    -----------------     -------------    ----------   --------    --------
         GENERAL LIABILITY                                               General
                                                                         Aggregate $*


A XX     Commercial General   GLCM              11/01/96     11/01/97    Products
         Liability            3408144                                    ____ Agg. $*

         Claims Made Occur                                               Personal & Adv.
                                                                         Injury    $*




        Owner's & Contract                                               Each Occurrence $*
        ____  Prot.

        Automobile Liability                                             __ Damage (any   $*
                                                                         one fire)

        All Owned Autos                                                  Med. Expense     $*
                                                                         (any one person)

        Scheduled Autos                                                  Combined Single
                                                                         Limit          $

        Hired Autos                                                      Bodily Injury   $
                                                                         (per accident)

        Non-Owned Autos                                                  Property Damage     $

        Garage Liability

        Excess Liability                                                 Each Occurrence    $

        Umbrella Form                                                    Aggregate           $

        Other than Umbrella
        Form

        Worker's Compensation                                                STATUTORY LIMITS
               and                                                        Each Accident       $
        Employers' Liability                                              Decrease - Policy
                                                                            Limit              $
                                                                          Decrease - Each
                                                                            Employee           $

          Other                                                           Per Occurrence       *
A        POLLUTION                                                        Aggregate            *
         LEGAL LIABILITY       5290219          11/01/96     11/01/97     Deductible           *

         Description of
         Operations

         CERTIFICATE                            CANCELLATION
         HOLDER




ATTENTION:  MICHAEL L. DUQUETTE  SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE
NUCLEAR METALS, INC.             CANCELLED BEFORE THE EXPIRATION DATE THEREOF,
2229 MAIN STREET                 THE ISSUING COMPANY WILL ENDEAVOR TO MAIL 10
CONCORD, MA  01742               DAYS WRITTEN NOTICE TO THE  CERTIFICATE  HOLDER
                                 NAMED TO THE LEFT, BUT FAILURE TO MAIL SUCH
                                 NOTICE  SHALL  IMPOSE NO  OBLIGATION  OR
                                 LIABILITY OF ANY KIND UPON THE COMPANY,
                                 ITS AGENTS OR REPRESENTATIVES.
                                 AUTHORIZED REPRESENTATIVE:
                                 HASSAN A. SHERKAT, LUTCF